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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

       We consent to the use in this Registration Statement of New Visual Corporation on Form SB-2 of our report dated January 21, 2003 relating to the consolidated financial statements of New Visual Corporation, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".


/s/ MARCUM & KLIEGMAN LLP

Marcum & Kliegman LLP
Certified Public Accountants

New York, New York
February 9, 2004